Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA T +1 212 768 6700 F +1 212 768 6800 大成 Salans FMC SNR Denton McKenna Long dentons.com

August 16, 2021

Big Cypress Acquisition Corp.

300 W. 41st Street, Suite 202

Miami Beach, FL 33140

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Big Cypress Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) up to 41,702,970 shares (the “Shares”) of the common stock, par value $0.0001 per share, of the Company, issuable pursuant to the Agreement and Plan of Merger, dated as of June 21, 2021 (the “Business Combination Agreement”), by and among the Company, Big Cypress Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, SAB Biotherapeutics, Inc., a Delaware corporation and Shareholder Representative Services LLC, as the stockholder representative to the SAB Biotherapeutics, Inc. stockholders.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company (the “Documents”) as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

i.	the Registration Statement;

ii.	the Business Combination Agreement;

iii.	the Company’s proposed Second Amended and Restated Certificate of Incorporation;

iv.	the Company’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on January 11, 2021;

v.	Company’s Bylaws, adopted effective November 12, 2020;

vi.	the resolutions of the board of directors of the Company; and

vii.	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, the veracity of the Documents, and the legal capacity of all individuals executing any of the Documents. For the purposes of the opinions set forth below, we have also assumed that (i) in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance and (ii) before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived.

We have also assumed that upon sale and delivery of the Shares, the certificates representing such Shares will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the register of the Company.

As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable;

The opinions expressed above are limited to the General Corporation Law of the State of Delaware, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. Our opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely yours,

/s/ Dentons US LLP

Dentons US LLP